                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-42369


PROSPECTUS SUPPLEMENT DATED MARCH 2, 1998

(To Prospectus dated February 11, 1998)


                       INTEGRATED PROCESS EQUIPMENT CORP.


                                  $115,000,000
          6-1/4% Convertible Subordinated Notes due September 15, 2004
                                      and
            Shares of Common Stock Issuable Upon Conversion Thereof
                            _______________________



     This Prospectus Supplement together, with the Prospectus listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

     The table captioned "Selling Securityholders" commencing on pages 28-29 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                  PRINCIPAL AMOUNT OF                NUMBER OF SHARES OF
                                                                         NOTES                    COMMON STOCK BENEFICIALLY
                                                                  BENEFICIALLY OWNED                  OWNED AND OFFERED
              SELLING SECURITYHOLDER                              AND OFFERED HEREBY                     HEREBY (1)(2)
-----------------------------------------------------------   -------------------------        -------------------------------

Donaldson, Lufkin & Jenrette Securities Corporation........                    1,000,000                       25,641
McMahan Securities Company, L.P. ..........................                       70,000                        1,794

(1)  Includes shares of Common Stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $39.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.